EXHIBIT 10.1

MESA ENERGY OPERATING, LLC
 CONTRACT OPERATING AGREEMENT

This Contract Operating Agreement (“Agreement”) is entered into and effective this 1st day of July, 2010, by and between Payson Petroleum, Inc. (“Payson”), a Texas corporation whose address is 2050 Sierra Place, Lewisville, TX  75077,, and Mesa Energy Operating, LLC, a Texas limited liability company, with principal offices at 5220 Spring Valley Road, Suite 525, Dallas, TX  75254 (“Mesa”).  Mesa and Payson are hereinafter sometimes referred to as a Party or collectively as the Parties as applicable.

RECITALS:

WHEREAS, Payson is desirous of drilling the Auldean Brown #1 (“Well”) at a surface location in the W.G. Hopson Survey, Abstract No. 571 in Grayson County, Texas, and;

WHEREAS, The Operating Agreement attached hereto as Schedule 1 will govern all operations for drilling and producing said well and will be executed by all working interest Owners in the well.  Additional wells, if any, drilled within the Contract Area specified in Schedule 1 will be added to this Agreement by an appropriate amendment, mutually agreed to by the Parties.  The Well and any other well which may become subject to this Agreement are collectively referred to herein as Property, and,

WHEREAS, Payson wishes to retain the services of Mesa as more fully set forth herein, for the purpose of providing Payson with operational services with respect to the Property; and

WHEREAS, the Parties hereto desire to enter into this Agreement to set forth the respective rights and obligations of the Parties with respect to the services to be performed hereunder by Mesa;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

ARTICLE ONE
Authority of Mesa

Payson hereby retains Mesa to perform the services more specifically set forth herein and authorizes Mesa to exercise such powers as may be necessary or appropriate for the performance of Mesa’s services under this Agreement, and Mesa accepts such retention on the terms and conditions hereinafter set forth.

ARTICLE TWO
Duties and Responsibilities of Mesa

2.1           General.   In performing the services hereunder, Mesa shall, to the extent applicable, conform to the policies and programs periodically established and approved by Payson, which policies and programs shall be communicated to Mesa in writing.  Additionally, prior to entering into any drilling contracts, such contracts shall be approved by Payson in writing as further specified in Article 2.6.

2.2           Responsibilities and Duties of Mesa.   Subject to the terms and provisions of this Agreement and the approval of Payson, Mesa shall have the following responsibilities and duties, portions of which may be delegated to third parties.  Mesa shall:

(a)           Arrange for locations to be surveyed and staked and take bids from sub-contractors for operations to be performed;

(b)           Prepare or assist in the preparation (as appropriate) of project Authority for Expenditure (AFE) and related budgets;

(c)           Prepare a drilling prognosis;

(d)          Supervise or perform drilling and completion operations in accordance with drilling prognosis and authorizations for expenditure (AFE) previously prepared and submitted by Mesa for Payson approval, which approval shall be obtained prior to the commencement of operations on the Property;

(e)           Select and supervise all subcontractors necessary to perform the services herein;

(f)           Supervise production operations on the Property, if applicable;

(g)           Obtain permits and approvals from the appropriate regulatory agencies and file all required State of Texas Oil and Gas Production Reports, Sundry Notices and Tax Reports;

(h)           Maintain well records for the Property;

(i)           Arrange engineering support for the Property;

(j)           Pay all invoices generated for services performed hereunder in accordance with approved AFE’s or other approved operations, including third party charges;

(k)           Arrange for the arms-length sale of any production which may be established on the property;

(l)           Distribute the net revenue from any production sold to working interest and royalty owners in accordance with properly prepared Division Order Opinions, and;

(m)           Provide any additional services mutually agreed upon by the Parties.

2.3           Limitations on Authority.    Without the written consent of Payson, Mesa will not:

(a)	Do any act in contravention of this Agreement;

(b)	Hire or otherwise retain any employee in the name of Payson; and

(c)	Acquire any interests in the Properties.

2.4           Standard of Care.   Mesa shall conduct all services in a good, workmanlike and efficient manner, in accordance with sound industry practices and standards.  Subject to receipt of Payson’s written authorizations and consents as required herein, said services shall be in accordance with the terms and provisions of leases, licenses, permits, contracts, and other agreements pertaining to the Property, provided copies of said documents are delivered to Mesa by Payson in a timely manner.

2.5           Reporting.    Mesa shall consult with and keep Payson fully informed on a regular basis regarding all operations on the Property and the performance of the services provided hereunder.

2.6                                Limitation on Authority.   By execution of this Agreement, the Parties agree that the services provided for above shall be performed under the terms of this Agreement.  The Parties represent to one another that they have not represented in any manner, expressed or implied that they are an employee, partner, affiliate or member of one another.  This Agreement does not constitute a continuing working relationship between the Parties, and the Parties agree that Mesa is an independent contractor to Payson.  Prior to the start of an operation approved by Payson, nothing in this Agreement shall be construed to confer upon either of the Parties, the right to bind the other Party or commit or make any representations for the other Party to any third party in any manner without the express written consent from the Party for whom such commitment or representation is to be made.  However, once Payson approves an operation and it’s AFE in writing, Mesa is authorized to carry out said operation under the terms hereof.  Under normal circumstances the only written contract required, if any, will be a drilling contract.  For the purposes of this Agreement, all other services ordered by Mesa, i.e., location work, consultants, logging, etc., will not require written contracts and the actual cost for such services will be, as appropriate, billed directly to Payson, or deducted from existing cash advances, if any, without further approval.  Payson will be responsible for the payment of all sums due for actions authorized by Payson and undertaken by Mesa, and shall be obligated to perform all reasonable and customary acts committed to by Mesa in accordance with this Agreement.  Further, it is understood and agreed that Payson shall have no liability for any income taxes, payroll taxes, or contributions imposed by the United States dealing with FICA, unemployment compensation or other related items of Mesa.   However, nothing contained herein shall limit Mesa’s right and authority to make decisions or take actions on behalf of Payson, which may be required by emergency conditions affecting safety at the well site.

During the drilling of a well, various decisions may need to be made by Payson regarding drilling operations or upon the occurrence of an event of force majeure.  Prior to commencement of operations hereunder, Payson agrees to designate an authorized representative for this purpose and to provide phone numbers and email addresses as appropriate.  When critical decisions need to be made that are outside the scope of Mesa’s authority hereunder, in Mesa’s sole discretion, then Mesa shall be obligated to attempt to reach an authorized Payson representative for a period not to exceed four hours after the initial effort.  If unsuccessful, Mesa shall have the right to suspend operations or to proceed based upon its best judgment and Payson agrees to fully indemnify Mesa for any negative outcome of these decisions, either financially or otherwise.

ARTICLE THREE
Compensation of Mesa

3.1           Fixed Overhead and Operations Fee.  On drilling operations, down to and including the setting of production casing, Payson shall pay Mesa a fee of $10,000 per well.  On completion operations, Payson shall pay Mesa a fee of Six Hundred and No/100ths Dollars ($600.00) per day commencing on the date that completion operations begin and ending on the date that completion rigs and/or equipment are moved off of the Property.   For producing wells, Payson shall pay Mesa a fixed overhead rate per month (or applicable portion thereof) of Five Hundred and No/100ths Dollars ($500.00) per month per well.  Said overhead charges shall be adjusted as provided for in Exhibit C, COPAS, of the Operating Agreement attached hereto as Schedule 1.   Mesa will charge overhead rates for Major Construction and additional personnel as specified in the COPAS.

3.2	Personnel.

a.
Mesa shall bill and receive compensation in an amount mutually agreed to by the Parties and included on the final AFE, plus reasonable expenses, for onsite supervision as well as engineering, geological and other technical consultants assigned to work on the drilling and completion of the Well.

b.	Mesa shall bill and receive compensation in an amount mutually agreed to by the Parties, plus reasonable expenses, for pumpers and/or gaugers assigned to work on producing properties, if any.

c.	In addition, any special projects required and agreed to by the parties will be invoiced to Payson at a rate of $100.00 per hour or as mutually agreed.

3.3           Cash Call.   Regardless of anything contained herein to the contrary, Mesa is not required to begin any operation unless and until Payson’s invoice(s) therefore have been paid in full and the funds have been received by Mesa.  Although an exception may be made at Mesa’s sole discretion, payment must be received at least five (5) days before any drilling or pre-drilling operation begins and three (3) days before any completion or other subsequent operation begins.  Mesa will deposit all funds received from Payson in a separate account with Sovereign Bank in Dallas, Texas or at another bank upon mutual agreement of the parties.  All Payson funds will remain in this segregated account until required by Mesa to pay expenses authorized and approved by Payson in accordance with this Agreement.  If Payson approves the commencement of operations, Mesa may elect to proceed prior to the receipt of funds, provided, however, Payson shall remain fully liable to provide such funding.

ARTICLE FOUR
Duration and Termination

4.1           Effective Date.   This Agreement shall become effective on the 1st day of July, 2010, and shall continue in full force and effect until terminated as set forth in Section 4.2.

4.2           Termination.   The following termination provisions shall apply:

(a)           Mesa may, with or without cause, terminate this Agreement upon thirty (30) days prior written notice to Payson, which termination will be effective on the thirtieth day after Payson’s receipt of said notice.  In the event Mesa terminates this Agreement, the Parties shall have no further obligations to one another hereunder, except with respect to those approved expenses which have not yet been paid and the indemnifications provided herein.

(b)           Payson may, with or without cause, terminate this Agreement upon thirty (30) days prior written notice to Mesa, which termination will be effective on the thirtieth day after Mesa’s receipt of said notice. If Payson terminates this Agreement with less than 30 days prior notice, Payson will pay Mesa a termination fee of $3,000.00.  In the event Payson terminates this Agreement as provided above, the Parties shall have no further obligations to one another hereunder, except with respect to those approved expenses which have not yet been paid and the indemnifications provided herein.

ARTICLE FIVE
Confidentiality

5.1           Confidentiality. Mesa, its members, employees, agents and representatives agree to maintain the strict confidentiality of all data obtained or developed in performing its services hereunder and shall not disclose such data to any person or entity, except in the normal and customary performance of its duties hereunder, without the prior written consent of Payson.  The foregoing confidentiality shall not apply to data that (i) at the time of its disclosure or receipt was in the public domain; (ii) after its disclosure or receipt became part of the public domain, except by breach of Mesa’s obligation under this Article Five; (iii) Mesa can establish that such data was rightfully in its possession at the time of disclosure; or (iv) as required by law, rule or regulation.  This confidentiality provision shall continue for so long as this Agreement is in effect and for a period of one (1) year thereafter.

ARTICLE SIX
Indemnification

6.1           Indemnification of Payson.   Mesa shall indemnify and hold harmless Payson and each of its respective officers, directors, employees and agents from and against all liabilities, losses, damages, actions, suits, demands, claims of any kind and nature, including reasonable costs and expenses (each a Claim), arising or relating either directly or indirectly as a result of Mesa’s gross negligence or willful misconduct while performing its services hereunder.  Promptly upon the discovery of any Claim by Payson or Mesa, the Party discovering such Claim shall give written notice to the other.  Within ten (10) days of receipt of such notice, Mesa shall proceed to respond to the Claim.  Notwithstanding the foregoing, Payson will at all times have the right to participate, at its expense, in any resolution thereof; provided, such participation shall not serve to limit Mesa’s indemnification hereunder.

6.2           Indemnification of Mesa.   Payson shall indemnify Mesa, except as specifically provided in 6.1 above, for all Claims suffered by Mesa arising directly or indirectly as a result of Mesa’s carrying out its functions as set forth herein during the term of this Agreement.  Notwithstanding the foregoing, Payson shall not indemnify Mesa for any Claims arising from services performed by Mesa in a grossly negligent manner or, as a result of gross negligence, or willful misconduct, breaching the terms of this Agreement.

ARTICLE SEVEN
Miscellaneous

7.1           Insurance.  Unless otherwise disclaimed in writing, Mesa will carry insurance on any well covered by this Agreement as specified in Exhibit “D”, Insurance, to Schedule 1, at Payson’s expense, for the benefit of Payson and will request its insurance provider to provide Payson with a certificate of insurance specifying Payson as an additional insured.

7.2           Interpretation and Conflict.   This Agreement shall be interpreted and construed in accordance with the laws of the State of Texas without regard to provisions regarding conflicts of law.  Venue for any legal action related hereto shall be Dallas, Dallas County, Texas.  In the event of a conflict between terms and provisions of this Agreement and the Operating Agreement attached hereto as Schedule 1, the terms and provisions of this Agreement will prevail.

7.3           Modification of Agreement.  This Agreement constitutes the entire agreement between the parties hereto.  Any amendment or modification of this Agreement shall be effective only if in writing and signed by the parties hereto.

7.4           Notices.   All notices, payments, and other required communications under this Agreement shall be in writing, and shall be addressed respectively as follows:

If to Mesa:	Mesa Energy Operating, LLC 5220 Spring Valley Road, Suite 525 Dallas, TX 75254 Attention: Randy M. Griffin, CEO Telephone: (972-490-9595) Fax: (972-490-9196)

If to Payson:	Payson Petroleum Company 2050 Sierra Place Lewisville, TX 75077 Telephone: (972) 550-0000 Fax: (972) 355-5555

All notices shall be given (i) by phone, personal delivery, or (ii) by electronic communication, with a confirmation simultaneously sent by registered or certified mail, return receipt requested, or (iii) by registered or certified mail, return receipt requested.  All notices shall be effective and shall be deemed delivered (i) if by phone or personal delivery, on the date of delivery, if delivered during normal business hours, and if not delivered during normal business hours, on the next business day following delivery, (ii) if by electronic communication, on the date of delivery, and (iii) if solely by mail, on the next business day after actual receipt.  Either Party hereto may change its address by notice as provided in this section.

7.5           Waiver.   The failure of either Party hereto to insist on the strict performance of any provision of this Agreement or to exercise any right, power, or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Party’s right hereunder to enforce any provision or exercise any right.

7.6           Assignment.   Mesa may not assign or otherwise transfer any of its rights, duties or obligations hereunder without the express written consent of Payson.  Payson may, however, freely assign all or any part of its rights or obligations hereunder.

IN WITNESS WHEREOF, the Parties have hereunto set their hands as of the day and year first above written.

MESA ENERGY OPERATING, LLC A Texas Limited Liability Company

By:
Name: Randy M. Griffin
Title: CEO

PAYSON PETROLEUM, INC. a Texas corporation

By:
Name: Matthew C. Griffin
Title: President